PRELIMINARY COPY - SUBJECT TO COMPLETION

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
                               (RULE 14A-101)
              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [  ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              THE CRONOS GROUP
              (Name of Registrant as Specified in Its Charter)

                              INTERPOOL, INC.
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1) Amount previously paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:




                  PRELIMINARY COPY - - SUBJECT TO COMPLETION

                     PROXY STATEMENT OF INTERPOOL, INC.
                  IN OPPOSITION TO THE BOARD OF DIRECTORS
                            OF THE CRONOS GROUP

                 ---------------------------------------------

                       ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON OCTOBER 26, 1999

                 ---------------------------------------------

      This Proxy Statement and the enclosed BLUE proxy card are being furnished by Interpool, Inc., a Delaware corporation ("Interpool"), in connection with the solicitation by Interpool of proxies from the holders of common shares, par value $2.00 per share (the "Shares" or the "Cronos Common Stock"), of The Cronos Group, a societe anonyme organized under the laws of Luxembourg ("Cronos"), to be used at the 1999 Annual Meeting of Shareholders of Cronos, and at any and all adjournments, postponements, continuations or reschedulings thereof (the "Annual Meeting"). According to the preliminary proxy statement (the "Management Proxy Statement") filed by Cronos with the Securities and Exchange Commission (the "Commission"), the Annual Meeting will be held at 10:00 a.m., local time, on Tuesday, October 26, 1999, at the Hotel Le Royal, 12 Boulevard Royal, Luxembourg.

      This Proxy Statement and the enclosed BLUE proxy card are first being
sent or given on or about [   ], 1999 to all holders of record of Shares on
September 10, 1999 (the "Record Date").

      THIS SOLICITATION IS BEING MADE BY INTERPOOL, AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF CRONOS.

      At the Annual Meeting, one director of Cronos will be elected for a one-year term expiring at the 2000 Annual Meeting of Shareholders, two directors of Cronos will be elected for two-year terms expiring at the 2001 Annual Meeting of Shareholders, and two directors of Cronos will be elected for three-year terms expiring at the 2002 Annual Meeting of Shareholders. Interpool is soliciting your proxy in support of the election of the following five persons to be nominated by Interpool (collectively, the "Nominees") as directors of Cronos: Clifton H.W. Maloney for a one-year term expiring at the 2000 Annual Meeting of Shareholders; Richard Maisto and Edmund P. Hennelly for two-year terms expiring at the 2001 Annual Meeting of Shareholders; and Robert S. Malina and Jolmer D. Gerritse for three-year terms expiring at the 2002 Annual Meeting of Shareholders. Shareholders of Cronos are asked to vote in favor of Interpool's Nominees on the enclosed BLUE proxy card.

      The election of the Nominees to the Board of Directors of Cronos (the "Cronos Board") is designed to expedite the prompt consummation of the proposed acquisition by merger of, or similar negotiated business combination transaction involving, Cronos by Container Applications International, Inc. ("CAI"), a Nevada corporation and a 50% owned affiliate of Interpool whose business is primarily in the intermodal container leasing business (the "Proposed Cronos Sale"). Upon consummation of the Proposed Cronos Sale, all Cronos shareholders would receive $5 in cash (the "Proposed Sale Consideration") for each share of Cronos Common Stock owned by them. The Proposed Cronos Sale is described in more detail below. The Proposed Cronos Sale would be subject to customary conditions, including, among others, negotiation of a definitive acquisition agreement, confirmatory due diligence (including confirmation that the Proposed Cronos Sale would not adversely impact Cronos' litigation against its former Chairman and Chief Executive Officer, Stefan M. Palatin), absence of a material adverse change affecting Cronos, regulatory and other approvals.

      If the Nominees are elected to the Cronos Board, Interpool and CAI would promptly seek to enter into negotiations with Cronos with respect to the Proposed Cronos Sale and would simultaneously request that they be permitted to conduct, pursuant to an appropriate confidentiality agreement, confirmatory due diligence with respect to Cronos. If Cronos enters into negotiations with Interpool and CAI, such negotiations may result in a definitive acquisition agreement between Cronos and CAI, and the consideration to be received by the holders of Shares could include or consist of consideration other than cash. Accordingly, such negotiations could result in, among other things, changes to the terms of the Proposed Cronos Sale and the submission of a different acquisition proposal to Cronos' shareholders for their approval. However, there can be no assurance that any such negotiations will either occur and/or result in a definitive agreement. Although Interpool does not presently intend to unilaterally alter the terms of the Proposed Cronos Sale, it is possible that, depending on the facts and circumstances existing at the time, the terms might be altered in one or more respects.

      INTERPOOL RECOMMENDS THAT YOU VOTE IN FAVOR OF INTERPOOL'S NOMINEES.

      The Proposed Sale Consideration of $5 per Share in cash represents a premium of approximately 33.3% over the closing price per Share on September 22, 1999, the last full trading day prior to the public announcement of Interpool's and CAI's interest in pursuing an acquisition transaction with Cronos.

      The purpose of the Proposed Cronos Sale is to enable CAI to acquire control of, and the entire equity interest in, Cronos. Interpool, through its 50% interest in CAI, would be a controlling person of Cronos. Cronos has indicated to Interpool that it is not presently interested in negotiating such a transaction.

      Consequently, Interpool is seeking to elect to the Cronos Board five persons who, subject to their fiduciary duties as directors of Cronos, intend to (a) take all necessary action to expedite the prompt consummation of the Proposed Cronos Sale, or (b) if any other transaction offering more value to Cronos' shareholders is proposed, take actions to facilitate such a transaction. Accordingly, one possible result of the election of Interpool's Nominees could be to facilitate the consummation of the Proposed Cronos Sale.

      Cronos reported in the Management Proxy Statement that, as of [the Record Date], Cronos' outstanding voting securities consisted of 9,158,378 shares of Cronos Common Stock. Each share of Cronos Common Stock is entitled to one vote. As of the date hereof, each of Interpool and CAI had record ownership of 100 Shares. Each of Interpool and CAI may be deemed to beneficially own the Shares held of record by the other. This Proxy Statement and the enclosed BLUE proxy card will be delivered to holders of at least the percentage of the Shares required under applicable law to elect Interpool's Nominees.

      ELECTION OF INTERPOOL'S NOMINEES IS AN IMPORTANT STEP TOWARD PROMPT CONSUMMATION OF THE PROPOSED CRONOS SALE. ACCORDINGLY, YOU ARE URGED TO PROMPTLY SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

      Interpool and CAI have retained Innisfree M&A Incorporated
("Innisfree") to assist in the solicitation of proxies.

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                                 IMPORTANT

1. If your Cronos shares are held in your own name, please sign, date and mail the enclosed BLUE proxy card in the envelope provided.

2. If your Cronos shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote your shares and only upon receipt of specific instructions from you. Please contact the person responsible for your account and give instructions for a BLUE proxy card to be signed representing your shares of Cronos stock. Interpool urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Interpool, in care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, so that Interpool will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Only shareholders of record on September 10, 1999 are entitled to vote at the annual meeting of Cronos shareholders. Interpool urges each shareholder to ensure that the record holder of his or her shares signs, dates and returns the enclosed BLUE proxy card as soon as possible.

      Do not sign or return any proxy card you may receive from Cronos. Even if you previously have voted on Cronos' proxy card, you have every legal right to change your vote by signing, dating and returning the enclosed BLUE proxy card. Only your latest dated proxy card will count.

      If you have any questions or require any assistance in executing your proxy, please call the firm assisting Interpool in the solicitation of proxies:

                         Innisfree M&A Incorporated
                       501 Madison Avenue, 20th Floor
                             New York, NY 10022
                        Call Collect: (212) 750-5833
                       Call Toll-Free: (888) 750-5834

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                             TABLE OF CONTENTS

                                                                        Page

REASONS FOR THE SOLICITATION ..............................................5

ELECTION OF INTERPOOL'S NOMINEES ..........................................5

THE PROPOSED CRONOS SALE ..................................................8

BACKGROUND OF THE PROPOSED CRONOS SALE.....................................9

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING......................15

VOTING INFORMATION .......................................................18

SOLICITATION OF PROXIES; EXPENSES.........................................19

CERTAIN INFORMATION ABOUT INTERPOOL AND CAI...............................19

OTHER INFORMATION.........................................................20

SCHEDULE I...............................................................I-1

SCHEDULE II.............................................................II-1




                        REASONS FOR THE SOLICITATION

      Interpool is soliciting proxies to elect Interpool's Nominees in order to expedite the prompt consummation of the Proposed Cronos Sale. The purpose of the Proposed Cronos Sale is to enable CAI to acquire control of, and the entire equity interest in, Cronos. Interpool, through its 50% interest in CAI, would be a controlling person of Cronos. AS DESCRIBED BELOW, THE NOMINEES, IF ELECTED, INTEND TO SUPPORT THE PROPOSED CRONOS SALE, SUBJECT TO FULFILLMENT OF FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS OF CRONOS.

      Interpool believes that the Proposed Cronos Sale is in the best interests of the shareholders of Cronos because, among other things, the Proposed Sale Consideration that would be received by Cronos shareholders reflects a substantial and certain premium over the closing price of the Shares prior to the public announcement of Interpool's and CAI's interest in pursuing a transaction with Cronos. The Proposed Sale Consideration of $5 per Share in cash for all shares of Cronos Common Stock (other than Shares owned by Interpool or any of its affiliates and Shares held in the treasury of Cronos or any of its subsidiaries), represents (i) a premium of approximately 33.3% over the $3.75 price per Share closing price of the Shares on September 22, 1999, the last full trading day prior to the public announcement of Interpool's and CAI's interest in pursuing a transaction with Cronos, (ii) a premium of approximately 25% over the 30-day average closing price prior to September 23, 1999 of $4 per Share, and (iii) a premium of approximately 20% over the 60-day average closing price prior to September 23, 1999 of $4.162 per Share.

      The Nominees, if elected, intend to (a) take all necessary action to expedite the prompt consummation of the Proposed Cronos Sale, or (b) if any other transaction offering more value to Cronos' shareholders is proposed, take such actions as are necessary to facilitate such a transaction, subject in all cases to fulfillment of the fiduciary duties to Cronos shareholders that the Nominees would have as directors of Cronos. Accordingly, one possible result of the election of Interpool's Nominees would be that they would facilitate the consummation of the Proposed Cronos Sale.

                      ELECTION OF INTERPOOL'S NOMINEES

      Interpool is soliciting your proxy in support of the election to the Cronos Board of the following five persons to be nominated by Interpool:
Clifton H.W. Maloney for a one-year term expiring at the 2000 Annual Meeting of Shareholders; Richard Maisto and Edmund P. Hennelly for two-year terms expiring at the 2001 Annual Meeting of Shareholders; and Robert S. Malina and Jolmer D. Gerritse for three-year terms expiring at the 2002 Annual Meeting of Shareholders.

      INTERPOOL RECOMMENDS THAT YOU VOTE IN FAVOR OF INTERPOOL'S NOMINEES.

      Interpool is proposing the five Nominees named in the table below for election as directors of Cronos. Each of the Nominees has consented to serve as a Nominee and to serve as a director, if elected, until the expiration of his term and until his successor has been elected and qualified. None of the Nominees is a director or officer of Interpool, CAI or their respective affiliates.

      The Cronos Board is currently comprised of four directors. According to the Management Proxy Statement, the size of the Cronos Board has been expanded from four to six seats. Five of the six seats on the Cronos Board will be filled at the Annual Meeting, while the sixth seat will continue to be held by incumbent director Maurice Taylor, whose term as a director of Cronos does not expire until the Cronos 2000 Annual Meeting of Shareholders. Each of Interpool and the current Cronos Board has designated five nominees to fill the five available seats on the Cronos Board, and whichever slate of nominees is elected by Cronos shareholders at the Annual Meeting will represent a majority of the Cronos Board.

      Interpool's primary purpose in seeking to elect the Nominees to the Cronos Board is to facilitate the consummation of the Proposed Cronos Sale. However, the Nominees, if elected, would be responsible for managing the business and affairs of Cronos. Under the Luxembourg Companies Law of August 10, 1915, as amended (the "LCL"), each director of Cronos has certain fiduciary duties to the shareholders of Cronos. In connection therewith, circumstances may arise in which the interests of Interpool and its affiliates, on the one hand, and the interests of the other shareholders of Cronos, on the other hand, may differ. In any such case, each Nominee, if elected, intends to discharge his fiduciary duties owing to Cronos and its shareholders in compliance with the LCL. Although Interpool has no reason to believe that any of the Nominees would be unable or unwilling to serve as directors, if any of the Nominees is not available for election, the BLUE proxy card will be voted for the election of such other nominee or nominees as may be designated by Interpool.

      The Nominees' decisions regarding the appropriate process for dealing with the Proposed Cronos Sale and any other acquisition proposal would be based upon advice of counsel and would necessarily also be based on events and circumstances that the Nominees are not aware of, as well as events and circumstances that have not yet occurred and cannot readily be predicted, such as (a) actions of the Cronos Board not known to the Nominees (including any solicitation or receipt of expressions of interest from other third party buyers), (b) the views of the Nominees, (c) the views of officers and other executives of Cronos, (d) developments in Cronos' business, operations and financial performance, (e) changes in the U.S. and global economies, debt and equity markets, and (f) any future judicial decisions regarding actions of the current Cronos Board.

      Set forth below are the names of and certain biographical information relating to the Nominees.

                                  NOMINEES


                                          EMPLOYMENT HISTORY OR PRESENT
     NAME, BUSINESS                         PRINCIPAL OCCUPATION AND
     ADDRESS AND AGE                      FIVE-YEAR EMPLOYMENT HISTORY
     ---------------                      -----------------------------
Clifton H. W. Maloney                   President of C.H.W. Maloney & Co.
c/o C.H.W. Maloney & Co. Incorporated   Incorporated, merchant banking firm,
708 Third Avenue, Suite 2010            since 1981; Director of HSBC Mutual
New York, NY  10017                     Funds Trust, HSBC Funds Trust and
Age 61                                  The Wall Street Fund, Inc.

Robert S. Malina                        Self-employed investment banker since
Three Lincoln Center, 51B               January 1995; President of Malina,
New York, NY  10023                     Bodner & Associates, an investment
Age 60                                  banking firm, from October 1980
                                        through December 1994.

Richard Maisto                          Managing Director of Morpheus Capital
c/o Morpheus Capital Advisors, LLC      Advisors, LLC, an investment banking
14 Latimer Road                         firm, since June 1999.  Mr. Maisto
Santa Monica, CA  90402                 also served as Managing Director,
Age 42                                  Corporate Finance, of BT Alex Brown
                                        Incorporated, an investment banking
                                        firm, from March 1997 to June 1999.
                                        He also served as Managing
                                        Director, Corporate Finance, of
                                        Smith Barney Inc., an investment
                                        banking firm, from 1993 to 1996.

Jolmer D. Gerritse                      Vice-Chairman of SNS Securities N.V.,
c/o SNS Securities N.V.                 an investment banking firm,
Nieuwezijds Voorburgual 162             since March 1981.
P.O. Box 235
100 EA Amsterdam, The Netherlands
Age 48

Edmund P. Hennelly                      Chief Executive Officer and President
c/o Citroil Enterprises                 of Citroil Enterprises, an
21 Argyle Square                        agricultural products company, since
Babylon, New York  11702                June 1983.  Director of Republic
Age 76                                  National Bank of New York.


      None of the Nominees owns any Shares, nor is there any material relationship between any Nominee and Cronos.

      Interpool has agreed to pay each Nominee a fee of $5,000 for agreeing to serve as a Nominee; additional fees may be paid, as appropriate and agreed upon, for any additional services rendered. Furthermore, it is anticipated that each Nominee, upon election, will receive a to be determined director's fee for services as a director of Cronos. Interpool has agreed to indemnify each Nominee, to the fullest extent permitted by the Delaware General Corporation Law, as amended, and other applicable law, from and against any and all expenses, liabilities or losses of any kind arising out of any threatened or filed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against or incurred by the Nominee in his capacity as a Nominee for election as a director of Cronos, and, if elected, as a director of Cronos, arising out of his status in either such capacity; provided, however, that Interpool will not be liable if such expense, liability or loss resulted from bad faith, willful misconduct or gross negligence on the Nominee's part. Interpool has also agreed to reimburse each Nominee for his reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel.

      INTERPOOL RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF ITS NOMINEES TO THE CRONOS BOARD.

      Election of each of the Nominees as directors of Cronos will require the affirmative vote of the holders of a simple majority of the outstanding Shares. Consequently, only Shares that are voted in favor of a particular Nominee will be counted toward such Nominee's attaining the vote of a simple majority of the outstanding Shares. Shares that are not voted for a particular Nominee (including broker non-votes and abstentions), and Shares present by proxy where the shareholder properly withholds authority to vote for such Nominee, will not be counted for such Nominee's attainment of a simple majority of outstanding Shares.

      Shareholders who use the BLUE proxy card furnished by Interpool will not be able to vote for any of the nominees of Cronos' management. Any shareholder who wishes to vote for one or more of the Nominees and one or more of Cronos' nominees will be required to vote by ballot at the Annual Meeting.

                          THE PROPOSED CRONOS SALE

      The purpose of the Proposed Cronos Sale is to enable CAI to acquire control of, and the entire equity interest in, Cronos. Interpool, through its 50% interest in CAI, would be a controlling person of Cronos. Interpool currently intends, as soon as practicable following the election of Nominees to a majority of the directorships of the Cronos Board, to propose and seek to have Cronos negotiate and consummate the Proposed Cronos Sale. Pursuant to the Proposed Cronos Sale, each then outstanding share of Cronos Common Stock (other than Shares owned by Interpool or any of its affiliates and Shares held in the treasury of Cronos or any of its subsidiaries) would be converted into the right to receive an amount in cash equal to the Proposed Sale Consideration. On September 22, 1999, the last full trading day prior to the date of the public announcement of Interpool's and CAI's interest in pursuing a transaction with Cronos, the closing price of the Shares on the NASDAQ National Market was $3.75 per Share. Accordingly, the Proposed Sale Consideration of $5 per Share represents a premium of approximately 33.3% over such closing price.

      While Interpool and Cronos have engaged in discussions in the past with respect to the combination of Cronos and CAI, Cronos has indicated to Interpool that it is not presently interested in negotiating such a transaction. If Cronos agrees to resume negotiations with Interpool, whether before or after the Nominees are elected to the Cronos Board, such negotiations may result in a definitive acquisition agreement between Cronos and CAI, and the consideration to be received by holders of Shares could include or consist of consideration other than cash. Accordingly, such negotiations could result in, among other things, changes to the terms of the Proposed Cronos Sale. However, there can be no assurance that any such negotiations will either occur and/or result in a definitive agreement.

                   BACKGROUND OF THE PROPOSED CRONOS SALE

      Interpool's interest in pursuing a transaction with Cronos or its major shareholders dates back to 1994. Interpool believes that by combining Cronos with CAI, it could create a leading container leasing company. Accordingly, in 1994, Interpool's senior management began informal discussions with the senior management of Cronos concerning such a potential business combination.

      In the fall of 1996, there were various discussions among Interpool, Cronos, Stefan M. Palatin (who was then the Chairman of the Board and Chief Executive Officer of Cronos) and Alex. Brown & Sons Incorporated ("Alex. Brown") (Cronos' financial advisor at the time). Such discussions centered upon the purchase by Interpool of the shares of Cronos Common Stock then held by Mr. Palatin and Laurence Sargent, a founder of Cronos and then a director of Cronos.

      On November 15, 1996, Interpool, Cronos and Mr. Palatin entered into a confidentiality agreement. Following the execution of such confidentiality agreement, Cronos provided Interpool with various financial and operating information. In connection with Interpool's due diligence review, Alex. Brown provided Interpool with financial forecasts prepared by Cronos with respect to Cronos' 1997 fiscal year. Based upon such forecasts and subject to confirmatory due diligence, Interpool indicated to Mr. Palatin that it was prepared to consider a purchase price of $16 per share for his and Mr. Sargent's shares of Cronos Common Stock. Interpool's due diligence review of Cronos continued through the end of January 1997.

      On January 30, 1997, Interpool delivered a letter to Mr. Palatin wherein Interpool proposed acquiring all of the shares of Cronos Common Stock held by Mr. Palatin and Mr. Sargent for a purchase price in the range of $10 to $11 per share. The reduction in the proposed purchase price from $16 per share was as a result of Interpool concluding, based upon its due diligence, that the earlier projections provided by Cronos to Interpool were not reasonably attainable. Interpool's proposal contemplated that the purchase price consideration for the shares held by Messrs. Palatin and Sargent would consist of both cash and shares of Interpool common stock. On the day preceding Interpool's January 30, 1997 proposal, which was not publicly disclosed, the closing price of Cronos Common Stock on the NASDAQ National Market was $7 per share.

      On January 31, 1997, Mr. Palatin rejected Interpool's proposal and informed Interpool that he would only proceed if Interpool increased its proposed purchase price to $16 per share of Cronos Common Stock. Following various discussions between Interpool and Mr. Palatin and exchanges of correspondence, negotiations between the parties were terminated in early February 1997.

      On April 7, 1997, Interpool delivered a letter to the Cronos Board informing it that Interpool was prepared to purchase up to 100 percent of the outstanding shares of Cronos Common Stock for $7 per share in an all-cash transaction that would be structured as either a one-step cash merger or a tender offer for all of the shares of Cronos Common Stock followed by a back-end merger. Interpool never received a formal response from the Cronos Board. On the day preceding Interpool's April 7, 1997 offer, which was not publicly disclosed, the closing price of Cronos Common Stock on the NASDAQ National Market was $5 per share.

      At various times between April 1997 and May 1998, representatives of Interpool engaged in discussions with several of the significant shareholders of Cronos (other than Mr. Palatin) to determine their interest in selling their shares of Cronos Common Stock to Interpool and to determine whether they would support the acquisition of Cronos by Interpool or CAI. Such discussions were informal in nature and did not result in any arrangements with, or any binding commitments on the part of, any shareholders of Cronos.

      In June 1998, members of Interpool's senior management met in London with members of Cronos' senior management to explore the possibility of a business combination between Interpool and Cronos. No specific proposals were made by either party at the meeting, although Interpool and Cronos both indicated a willingness to have further discussions to explore a possible business combination.

      In February 1999, Raoul J. Witteveen, President, Chief Operating Officer and Chief Financial Officer of Interpool, met in New York with Dennis J. Tietz, who had been recently appointed as the Chief Executive Officer of Cronos. No specific proposals were made by either party at the meeting, although Interpool and Cronos both indicated a willingness to have further discussions to explore a possible business combination.

      On or about May 18, 1999, Interpool and Cronos entered into a new confidentiality agreement. Following the execution of this agreement, the parties exchanged certain information about their respective operations.

      In late May 1999, representatives of the senior management of Interpool and Cronos met in San Francisco to continue their discussions regarding a possible business combination between Interpool and CAI. No specific proposals were made by either party at the meeting, although Interpool and Cronos both indicated a willingness to have further discussions to explore a possible business combination.

      In June 1999, discussions between Interpool's and Cronos' senior management progressed through various meetings and telephone calls. Around this time, Interpool received a letter from Cronos wherein Cronos proposed acquiring CAI in a stock-for-stock transaction. Interpool ultimately rejected this proposal because it viewed the implied valuation of CAI as being too low.

      In July 1999, Interpool delivered to Cronos a proposal to combine CAI with and into Cronos through a stock-for-stock merger. The proposal contemplated that Cronos would issue to the stockholders of CAI $48 million of newly-authorized, 6% cumulative convertible preferred stock for all of the outstanding shares of CAI's common stock. The newly-authorized preferred stock would be entitled to a 6% dividend to be payable in cash or in additional shares of the preferred stock. The proposal also contemplated that each share of preferred stock would be convertible into shares of Cronos Common Stock at a conversion price of $6 per share.

      On or about August 3, 1999, members of the senior management of Interpool and Cronos, together with their respective advisors, met to discuss the merger proposal put forth by Interpool. Later that week, Mr. Tietz informed Interpool that the Cronos Board had reviewed Interpool's merger proposal and determined that it was not ready to proceed further for at least the next 90 days. Mr. Tietz indicated the possibility of meeting again to discuss a business combination in either October or November.

      At various times from August to September 1999, representatives of Interpool again engaged in discussions with several of the significant shareholders of Cronos (other than Mr. Palatin) to determine their interest in selling their shares of Cronos Common Stock to Interpool and to determine whether they would support the acquisition of Cronos by Interpool or CAI. Such discussions were informal in nature and did not result in any arrangements with, or any binding commitments on the part of, any shareholders of Cronos.

      On or about September 8, 1999, Mr. Witteveen contacted Mr. Tietz by telephone. During the course of such call, Mr. Tietz advised Mr. Witteveen that the Cronos Board was concerned that representatives of Interpool had been engaging in discussions with various shareholders of Cronos. On September 13, 1999, Interpool received a letter from counsel to Cronos requesting that Interpool cease contacting any of Cronos' major shareholders.

      On September 21, 1999, Mr. Witteveen contacted Mr. Tietz by telephone to inform him that Interpool would be shortly delivering to him a letter that would contain a proposal by Interpool to have CAI acquire Cronos. Later that day, Interpool delivered the following letter to Cronos:


                                               September 21, 1999


     Mr. Dennis Tietz
     Chairman, President and Chief Executive Officer
     The Cronos Group
     444 Market Street
     15th Floor
     San Francisco, CA  94111

     Dear Dennis:

            As you know from our various meetings and discussions over the past several months, the Board of Directors and management of Interpool, Inc. are interested in pursuing a business combination transaction between The Cronos Group ("Cronos") and our 50% owned affiliate, Container Applications International, Inc. ("CAI"). We have repeatedly attempted to negotiate in good faith with Cronos a possible transaction. However, after months of discussions, last month Cronos advised us that it was not prepared to pursue a transaction.

            In our previous discussions, we expressed an interest in combining CAI and Cronos through Cronos' acquisition of CAI. We are also prepared to enter into good faith negotiations with Cronos now to structure an acquisition of Cronos by CAI, pursuant to which each shareholder of Cronos would receive $5 per share in cash. This price represents a premium of approximately 33% over yesterday's closing price of Cronos' shares. Accordingly, we believe that your shareholders and Board of Directors should find our proposed transaction compelling.

            We believe that the combination of CAI and Cronos would create a leading container leasing company. Given what can be accomplished by such a combination for employees, customers and other constituencies, and the premium that would be received by Cronos shareholders, we hope that your Board of Directors will reconsider its previous unwillingness to move forward with a transaction.

            Set forth below is a summary of the terms of a possible transaction that we would be prepared to discuss.

     Price and Structure

     o Cronos would be merged with CAI in a one-step or two-step transaction. We propose that all shareholders of Cronos receive $5 per share in cash in the transaction.

     Continuity of Management and Operations

     o We recognize that your Board will want to understand how you and your management team would fit into the leadership structure of the new company. We hope and expect that you and your team would continue to play an important role in the combined operations moving forward and look forward to discussing this with you.

     o We recognize that Cronos has gone through a rough period over the last several years and are confident that you and the workforce in the combined organization would find a professionally exciting, stable, challenging and rewarding environment, as well as a strong sense of shared purpose and camaraderie.

     Timing and Process

            We are confident that Cronos shareholders will find our proposal attractive and hope that your Board of Directors will give it prompt consideration. We and our colleagues at CAI stand ready to meet with you promptly to discuss any and all aspects of the terms and structure of our proposed transaction. In particular, if, in the course of negotiations and due diligence you can demonstrate greater value for Cronos, we would be prepared to consider an increase in our proposed purchase price.

            Our proposal and its terms are subject to customary conditions, including, among others, negotiation of a definitive acquisition agreement, confirmatory due diligence (including confirming that our transaction would not adversely impact Cronos' litigation against its former Chairman and Chief Executive Officer, Stefan M. Palatin), absence of a material adverse effect and regulatory and other approvals. We believe that our confirmatory due diligence can be completed in a short period.

            Our preference has always been and remains to effect a transaction on a negotiated and confidential basis. However, in the event that we do not receive a satisfactory response by 3:00 p.m., New York City time, on September 22, 1999, we intend to take our proposal directly to your shareholders. We are confident that, given the significant premium we are proposing as well as its certainty of value since we are using cash consideration, your shareholders will find our proposal extremely compelling.

            We urge your management and your Board of Directors to recognize the value and benefits of our proposed transaction.


                                               Sincerely,


                                               /s/ Raoul J. Witteveen


      On September 22, 1999, Cronos delivered the following letter to
Interpool:


                                               September 22, 1999


     VIA TELECOPIER TO (212) 986-2038

     Raoul Witteveen
     President
     Interpool, Inc.
     633 Third Avenue
     New York, New York 10017


     Dear Raoul:

            I respond to your letter to me of yesterday. The time period you establish for a response, noon our time, today, is unrealistic, as surely you must know. Two of our Directors reside in Europe. We have been unable to convene our Board, with our advisors, to consider a response to your proposal. We will do so at the earliest practical time, but quite obviously, we are unable to do so by your artificial deadline.

            I can say, based upon our discussions over these past few months, that I am surprised and disappointed in your proposal.

            As you well know, and acknowledge in your letter, the transaction we have discussed involved an acquisition by Cronos of CAI. We have never indicated to you that Cronos is for sale. The strategy of new management, under my direction, has been to take measures to reorganize the corporate governance of the Company, to refinance its existing debt, to reduce expenses, and to enhance revenues. We have made progress in our efforts and anticipate continued success in our efforts to return Cronos to profitability. We have shared our plans and confidential information with you these past few months, confident that you would observe the confidentiality provisions of our Confidentiality Agreement, and are disappointed that you are exploiting the confidences we have shared with you in making your proposal.

            The purpose of this letter is simply to advise you that we cannot meet the artificial deadline established in your letter for a Board response to you proposal, but will do so as soon as practicable. Obviously, in a matter of this magnitude, the Board cannot act without full and complete information, including advice from our outside financial advisors. We are sure that you would not expect us to act otherwise, and that you recognize that your deadline is not realistic.

            We are also sure that you recognize that your offer cannot be made to the public without disclosing material non-public information which was only disclosed to you pursuant to the confidentiality Agreement. Any such disclosure would constitute a clear violation of the Confidentiality Agreement. Accordingly, a public announcement of your offer, which has not been accepted by Cronos, may confuse our shareholders and employees and the investing public and may interfere with our lessee, supplier, and other business relationships to the serious detriment of, and possible damage to, our shareholders and us. We shall hold you responsible for any such damage, and neither this letter nor any further communication by us to you in intended as a waiver of the rights of our shareholders or us.

                                               Very truly yours,

                                               /s/ Dennis J. Tietz

                                               Dennis J. Tietz
                                               Chief Executive Officer


      Later that day, Interpool delivered the following letter to Cronos:


                                               September 22, 1999


     Mr. Dennis Tietz
     Chairman, President and Chief Executive Officer
     The Cronos Group
     444 Market Street, 15th Floor
     San Francisco, CA  94111

     Dear Dennis:

            I am in receipt of your letter faxed earlier this afternoon.

            We are disappointed by your lack of a substantive response to our acquisition proposal.

            We disagree with your assertions regarding the confidentiality agreement and the circumstances regarding our previous discussions. As you well know, there is absolutely nothing in the agreement that prevents us from presenting an acquisition proposal or conducting a proxy solicitation. We assure you that none of our actions will be in violation of that agreement.

            We trust that you and your Board of Directors will not take any action that interferes with the fundamental right of your shareholders to consider and act upon our proposal, including their right to elect directors whom they believe will best represent their interests.

                                               Sincerely,

                                               /s/ Raoul J. Witteveen


      On September 23, 1999, Interpool issued a press release publicly announcing the proposal made in its September 21, 1999 letter and its plan to solicit proxies from the Cronos shareholders to elect Interpool's five Nominees to the Cronos Board at the Annual Meeting.

             OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

      According to the Management Proxy Statement, in addition to the election of directors, Cronos shareholders will be asked to consider and act upon the following eight Proposals (the "Management Proposals"):

MANAGEMENT PROPOSAL NO. 2

      Management Proposal No. 2 is to approve the grant of a stock option to Peter J. Younger, the Chief Financial Officer of Cronos. According to the Management Proxy Statement, in December 1998, the Cronos Board agreed, in order to induce Mr. Younger to remain with Cronos, and subject to shareholder approval, to grant to him an option to purchase 200,000 Shares at $4.375 per Share, the closing price of the Shares, as reported on the NASDAQ National Market, on December 11, 1998.

      If the stock option grant is approved, the term of Mr. Younger's option will run for ten years from the date of grant (June 3, 1999). Mr. Younger's stock option vests and becomes exercisable over three years, with one-third of the Shares subject to such option exercisable on each of the first three anniversaries of the date of grant, conditional upon Mr. Younger's continued employment by Cronos. If Mr. Younger's employment terminates by reason of death, permanent disability, removal (other than for cause), termination following a change of control of Cronos, or by reason of a breach by Cronos of Mr. Younger's employment agreement or a reduction in his title, position, duties and/or authority, then Mr. Younger's option will vest in full.

MANAGEMENT PROPOSAL NO. 3

      Management Proposal No. 3 is to approve Cronos' 1999 Stock Option Plan (the "Stock Option Plan"). According to the Management Proxy Statement, the Stock Option Plan was approved by the Cronos Board on June 3, 1999. The Stock Option Plan will replace Cronos' Management Equity Investment Plan. The stated purposes of the Stock Option Plan are to attract, motivate and retain key employees, to compensate them for their contributions to Cronos' growth and profits and to encourage them to own Shares. A total of 500,000 Shares are authorized for issuance under the Stock Option Plan, and the aggregate number of stock options that may be awarded to any eligible employee over the term of the Stock Option Plan is limited to 100,000 Shares. The Compensation Committee of the Cronos Board will administer the Stock Option Plan, select participants from among eligible employees, and determine the form, terms and conditions of awards.

MANAGEMENT PROPOSAL NO. 4

      Management Proposal No. 4 is to approve Cronos' Non-Employee Directors' Equity Plan (the "Directors' Equity Plan"). According to the Management Proxy Statement, the Directors' Equity Plan was approved by the Cronos Board on August 4, 1999. The stated purpose of the Directors' Equity Plan is to attract, motivate and retain non-employee directors of outstanding ability, and to foster a greater identity of interest between such non-employee directors and Cronos shareholders. Only directors of Cronos and of subsidiaries of Cronos who are not employees of Cronos or of any of Cronos' subsidiaries may participate in the Directors' Equity Plan. The Compensation Committee of the Cronos Board will administer the Directors' Equity Plan.

      A non-employee director will participate in the Directors' Equity Plan in two ways: by electing to receive, in lieu of the cash compensation otherwise payable to the non-employee director, an award of "director's stock units," and through the receipt of non-qualified stock options to acquire Shares. A total of 150,000 Shares will be available for issuance under the Directors' Equity Plan, both to supply Shares for the settlement of director's stock units into Cronos Common Stock and for issuance upon the exercise of a director's options. First, a director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him or her as a director and to receive in lieu thereof director's stock units. The number of director's stock units so elected shall be equal to the compensation the non-employee director elects not to receive, multiplied by 125%, with the resultant product divided by the fair market value of Shares as of the date that the deferred compensation would otherwise have been payable to the non-employee director. Second, a non-employee director who is initially elected at an annual or special meeting of shareholders, or appointed to the Cronos Board other than in connection with an annual meeting shall receive, as of the date of such initial election or appointment (or August 4, 1999 (the date the Directors' Equity Plan was approved by the Cronos Board), if later), directors' options to purchase 15,000 Shares.

MANAGEMENT PROPOSAL NO. 5

      Management Proposal No. 5 is to approve the appointment of Deloitte & Touche LLP ("Deloitte & Touche") as Cronos' independent auditors for the fiscal year ending December 31, 1999. According to the Management Proxy Statement, for the past three years, Moore Stephens, S.A.R.L. ("Moore Stephens"), has served as Cronos' independent auditors. The Cronos Board resolved to replace Moore Stephens on August 13, 1999, and appointed Deloitte & Touche as Cronos' auditors, subject to shareholder approval, on August 16, 1999.

MANAGEMENT PROPOSAL NO. 6

      Management Proposal No. 6 is to approve the reports of Cronos' independent auditors (Moore Stephens) and the Cronos Board on Cronos' financial statements for the year ended December 31, 1998. The LCL requires the Cronos Board to submit such reports to Cronos shareholders at the Annual Meeting for their consideration and approval.

MANAGEMENT PROPOSAL NO. 7

      Management Proposal No. 7 is to approve Cronos' consolidated and unconsolidated financial statements for the year ended December 31, 1998. The LCL requires the Cronos Board to submit such financial statements to Cronos shareholders at the Annual Meeting for their consideration and approval.

MANAGEMENT PROPOSAL NO. 8

      Management Proposal No. 8 is to discharge the following directors of Cronos from the execution of their mandate as directors for the year ended December 31, 1998:

           [To be supplied once such information is included in the Management Proxy Statement]

      The LCL requires the Cronos Board to submit such discharge proposal to Cronos shareholders at the Annual Meeting for their consideration and approval.

MANAGEMENT PROPOSAL NO. 9

      Management Proposal No. 9 is to approve the allocation of the profit/loss reported by Cronos for the year ended December 31, 1998. The LCL requires the Cronos Board to submit such allocation to Cronos shareholders at the Annual Meeting for their consideration and approval.

      According to the Management Proxy Statement, the affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote is required to approve each of the Management Proposals at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of Shares present and voting. A broker non-vote occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to Cronos shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

      The foregoing is a summary of certain provisions of each of the Management Proposals. The summary is not a complete description of the terms of the Management Proposals and is qualified in its entirety by reference to the full text of each of the Management Proposals, as contained in the Management Proxy Statement and incorporated herein by reference. INTERPOOL RECOMMENDS THAT YOU VOTE IN FAVOR OF MANAGEMENT PROPOSAL NO. 5 REGARDING THE APPOINTMENT OF DELOITTE & TOUCHE. INTERPOOL MAKES NO RECOMMENDATION WITH RESPECT TO THE OTHER MANAGEMENT PROPOSALS.

      The enclosed BLUE proxy card will be voted in accordance with your instructions on such card. You may vote for, against, or abstain from voting on, each of the Management Proposals by marking the proper box on the BLUE proxy card. IF NO MARKING IS MADE WITH RESPECT TO MANAGEMENT PROPOSAL NO. 5 (APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS), YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE BLUE PROXY CARD FOR SUCH MANAGEMENT PROPOSAL. IF NO MARKING IS MADE WITH RESPECT TO ANY OTHER MANAGEMENT PROPOSAL, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO ABSTAIN FROM VOTING THE SHARES REPRESENTED BY THE BLUE PROXY CARD WITH RESPECT TO THE APPROVAL OF SUCH MANAGEMENT PROPOSAL.

                             VOTING INFORMATION

      According to the Management Proxy Statement, as of [September 10, 1999, the Record Date], there were outstanding 9,158,378 Shares. Each share of Cronos Common Stock entitles the holder thereof to one vote with respect to each matter submitted to shareholders for their consideration and approval at the Annual Meeting.

      The enclosed BLUE proxy card will be voted in accordance with the shareholder's instructions on such BLUE proxy card. Shareholders may vote for Interpool's Nominees (Proposal No. 1 on the BLUE proxy card) and with respect to the Management Proposals (Proposals No. 2, 3, 4, 5, 6, 7, 8 and 9 on the BLUE proxy card) by marking the proper box on the BLUE proxy card. If no instructions are given, the BLUE proxy card will be voted FOR Interpool's Nominees and Management Proposal No. 5 (appointment of Deloitte & Touche as independent auditors) and will be deemed to be ABSTENTIONS with respect to the other Management Proposals.

      Whether or not you plan to attend the Annual Meeting, we urge you to vote FOR Interpool's Nominees on the enclosed BLUE proxy card and immediately mail it in the enclosed envelope. You may do this even if you have already sent in a different proxy solicited by the Cronos Board. It is your latest dated proxy that counts. Execution and delivery of a proxy by a record holder of Shares will be presumed to be a proxy with respect to all Shares held by such record holder unless the proxy specifies otherwise.

      You may revoke your proxy at any time prior to the Annual Meeting (whether such proxy was solicited by Interpool or Cronos), by submitting a duly executed later dated proxy or by submitting a written notice of revocation to the Company Secretary of Cronos prior to the commencement of the Annual Meeting. In addition, if you attend the Annual Meeting in person and vote by ballot at the Annual Meeting, you will cancel any proxy previously given.

      INTERPOOL STRONGLY RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES ON THE BLUE PROXY CARD.

      INTERPOOL RECOMMENDS A VOTE IN FAVOR OF MANAGEMENT
      PROPOSAL NO. 5 REGARDING THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS. INTERPOOL MAKES NO RECOMMENDATION
      WITH RESPECT TO THE OTHER MANAGEMENT PROPOSALS

      YOUR VOTE IS IMPORTANT.  PLEASE SIGN, DATE AND RETURN THE
      ENCLOSED BLUE PROXY CARD TODAY.

      IF YOU ALREADY HAVE SENT A PROXY TO THE BOARD OF DIRECTORS OF CRONOS, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED CRONOS BOARD NOMINEES BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD.


      If you have any questions about the voting of Shares, please call the firm assisting Interpool in the solicitation of proxies:

                         Innisfree M&A Incorporated
                       501 Madison Avenue, 20th Floor
                             New York, NY 10022
                        Call Collect: (212) 750-5833
                       Call Toll-Free: (888) 750-5834


                     SOLICITATION OF PROXIES; EXPENSES

      Interpool will bear the entire expense of preparing, assembling, printing and mailing this Proxy Statement and the BLUE proxy card and the cost of soliciting proxies.

      The total cost of this proxy solicitation (including fees of attorneys, solicitors, accountants and public relations, advertising and printing expenses but excluding any costs represented by salaries and wages of regular employees of Interpool and CAI) for Interpool is estimated to be
approximately $[    ]. Approximately $[   ] of such costs have been paid to
date. To the extent legally permissible, Interpool will seek reimbursement from Cronos for the costs of this solicitation. Interpool does not currently intend to submit approval of such reimbursement to a vote of shareholders of Cronos at a subsequent meeting of shareholders unless required by applicable law.

      Proxies will be solicited by mail, telephone, telefax, telegraph, Internet, e-mail, newspapers and other publications of general distribution and in person. Except as otherwise set forth in this Proxy Statement, directors, officers and certain employees of Interpool and CAI and the other participants listed on Schedule II hereto will assist in the solicitation of proxies without any additional remuneration.

      Interpool has retained Innisfree for solicitation and advisory services in connection with the solicitation of proxies relating to the
Annual Meeting, for which Innisfree is to receive a fee of up to $[    ]
($[    ] of which has already been paid) plus reimbursement for reasonable out-of-pocket expenses. Innisfree will utilize approximately 25 people to solicit the shareholders of Cronos.

      In addition, banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward proxy solicitation materials to the beneficial owners of Cronos Common Stock that such institutions hold of record and Interpool will reimburse such institutions for their reasonable out-of- pocket expenses.

                  CERTAIN INFORMATION ABOUT INTERPOOL AND CAI

INTERPOOL

      Interpool is a Delaware corporation with its principal executive offices located at 211 College Road East, Princeton, New Jersey 08540. The telephone number of Interpool at such location is (609) 452-8900.
Interpool's common stock is listed on The New York Stock Exchange ("NYSE") under the symbol "IPX."

      Interpool and its subsidiaries conduct business principally in a single industry, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry, Interpool has two reportable segments: container leasing and domestic intermodal equipment. The container leasing segment specializes in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes in the leasing of intermodal container chassis and other equipment, namely freight rail cars and intermodal trailers. Interpool leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.

      Interpool is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Interpool's directors and officers, their remuneration, options granted to them, the principal holders of Interpool's securities and any material interests of such persons in transactions with Interpool is required to be disclosed in proxy statements distributed to Interpool's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-6009. The Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by Interpool. Reports, proxy statements and other information concerning Interpool should also be available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

CAI

      CAI is a Nevada corporation with its principal offices located at Three Embarcadero Center, Suite 1850, San Francisco, CA 94111-4003. The telephone number of CAI at such location is (415) 788-0100.

      Founded in 1989, CAI is engaged in the leasing of intermodal dry freight standard containers. CAI leases its containers principally to international container shipping lines located throughout the world.

      CAI is a closely-held company and accordingly is not subject to any filing requirements under the Exchange Act. Fifty percent of CAI's issued and outstanding common stock is held by Interpool with the remainder held by Hiromitsu Ogawa, CAI's Chairman and Chief Executive Officer.

                             OTHER INFORMATION

      The information concerning Cronos contained herein has been taken from, or based upon, publicly available documents on file with the Commission and other publicly available information, and such information is incorporated by reference herein and is qualified in its entirety thereby. Interpool does not take any responsibility for the accuracy or completeness of such information or for any failure by Cronos to disclose events that may have occurred and may affect the significance or accuracy of any such information.

      Except for the election of directors and the Management Proposals, Interpool is not aware of any other matter to be presented for consideration at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named as proxies by Interpool will exercise their discretionary authority to vote on such matters in accordance with their best judgment. If Interpool becomes aware a sufficient time in advance of the Annual Meeting that Cronos' management intends to present for shareholder vote at the Annual Meeting any matter not included on the enclosed BLUE proxy card, Interpool intends to either
(i) refrain from voting on any such matter (in which case shareholders will only be able to vote on such matter on the proxy card furnished by Cronos' management) or (ii) revise the BLUE proxy card in order to include any such additional matter thereon. Interpool will also furnish shareholders with additional proxy materials describing any such additional matter. If shareholders voted or vote on the original BLUE proxy card which does not include such additional matter, Interpool will exercise its discretionary authority with respect to such additional matter and will advise shareholders as to how it will use such discretionary authority. If a shareholder wishes to specify the manner in which his or her Shares are to be voted on any such additional matter, the shareholder will have the opportunity to vote on the revised BLUE proxy card. Submission of any properly executed proxy card will revoke all prior proxy cards.

      Reference is made to the Management Proxy Statement for information concerning the procedures for submitting shareholder proposals for consideration at the next Annual Meeting of Shareholders of Cronos.

                                          Interpool, Inc.

Dated:  September [    ], 1999


      If you have any questions about giving your proxy or require assistance, please contact the firm assisting Interpool in the solicitation of proxies:

                         Innisfree M&A Incorporated
                       501 Madison Avenue, 20th Floor
                             New York, NY 10022
                        Call Collect: (212) 750-5833
                       Call Toll-Free: (888) 750-5834





                                                                SCHEDULE I


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                     DIRECTORS AND MANAGEMENT OF CRONOS

      According to the Management Proxy Statement, as of [September 10], 1999, there were outstanding 9,158,378 Shares.

      The following table sets forth certain information, which is taken from the Management Proxy Statement regarding the beneficial ownership of Shares outstanding as of July 31, 1999 by (1) any person known to Cronos to beneficially own 5% or more of any class of voting securities of Cronos;
(2) each director and executive officer of Cronos; and (3) all directors and executive officers of Cronos as a group. The Management Proxy Statement states that, except as otherwise indicated, each shareholder listed below has informed Cronos that such shareholder has (A) sole voting and investment power with respect to such Shares, except to the extent that authority is shared by spouses under applicable law, and (B) record and beneficial ownership with respect to such Shares.


                                                      Beneficial Ownership
         Name of Beneficial Owner                      As of July 31, 1999
         ------------------------                     --------------------
                                                       Shares      Percent
                                                       ------      -------
Stefan M. Palatin (1)............................    1,793,798      19.6%
Blavin Parties (2)...............................    1,589,136      17.2%
Central Wechsel - und Creditbank AG (3)..........    1,075,000      11.7%
Waveland Parties (4).............................    1,039,500      11.4%
Rudolf Weissenberger (5).........................      578,667       6.3%
Dennis J. Tietz (6)..............................      321,600       3.5%
Peter J. Younger (7).............................       10,800       *
Ernst-Otto Nedelmann.............................       --           --
Charles Tharp....................................       --           --
Maurice Taylor...................................       --           --
All directors and executive officers as
  a group (5 persons)............................      332,400       3.6%

--------------------
* Beneficial Ownership does note exceed 1% of the outstanding Shares

(1) According to the Form 3, dated April 16, 1999, of Hans-Ulrich Ming, individually and as trustee for the benefit of Stefan M. Palatin, these shares are held of record by Klamath Enterprises S.A.
      ("Klamath") , a Panamanian company of which Mr. Palatin is known to be a beneficial owner.

(2) According to the Schedule 13G, dated July 2, 1999, of Blavin & Company, Inc. and Paul W. Blavin, as principal for Blavin & Company, Inc., these Shares are held of record by PWB Value Partners, L.P. and advisory clients of Blavin & Company, Inc.

(3) According to the Schedule 13D Amendment No. 1, dated March 10, 1998, of Central Wechsel -und Creditbank AG, these shares were held of record by Enavest Holding S.A. ("Enavest") , a Panamanian company of which Stefan M. Palatin is believed to be the beneficial owner. However, pursuant to the terms of a pledge agreement between Central Wechsel - und Creditbank AG and Enavest following the default of the repayment of a loan by Enavest, these Shares are held of record by Central Wechsel - und Creditbank AG.

(4) According to their Schedule 13D Amendment No. 2, dated July 8, 1999, these Shares are held of record by Waveland Partners, L.P., Waveland Capital Management, L.P., Clincher Capital Corporation, Waveland Capital Management, LLC, Waveland Partners, Ltd., and Waveland International, Ltd.

(5) According to his Form 3, dated December 21, 1998, Mr. Weissenberger is the record holder of 12,000 Shares and indirectly holds 566,667 Shares by Lambert Business Inc.

(6) Mr. Tietz may purchase 21,600 Shares by exercising outstanding options before November 24, 2001, and may purchase an additional 300,000 Shares by exercising outstanding options on or before December 10, 2008.

(7) Mr. Younger may purchase 10,800 Shares by exercising outstanding options on or before November 24, 2001.





                                                              SCHEDULE II


         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                 OF INTERPOOL AND CAI AND OTHER PARTICIPANTS

      The following table sets forth the name and title of persons who may be deemed to be participants on behalf of Interpool in the solicitation of proxies from the shareholders of Cronos. Unless otherwise indicated, the principal business address of each director, executive officer, nominee, employee or representative of Interpool is c/o Interpool, Inc., 211 College Road East, Princeton, New Jersey 08540, and of CAI is c/o CAI, Three Embarcadero Center, Suite 1850, San Francisco, California 94111.


                 DIRECTORS AND EXECUTIVE OFFICERS OF INTERPOOL

NAME                            POSITIONS
----                            ---------
Martin Tuchman................. Chairman of the Board of Directors and
                                  Chief Executive Officer
Raoul J. Witteveen............. President, Chief Operating Officer, Chief
                                  Financial Officer and Director
Warren L. Serenbetz............ Director
Arthur L. Burns................ General Counsel, Secretary and Director
Ernst Baenziger................ Senior Vice President and Director of
                                  Interpool Limited
Peter D. Halstead.............. Director
Joseph J. Whalen............... Director
Mitchell I. Gordon............. Director
William Geoghan................ Senior Vice President of Finance


                  DIRECTORS AND EXECUTIVE OFFICERS OF CAI

NAME                             POSITIONS
----                             ---------
Hiromitsu Ogawa................  Chairman of the Board of Directors and
                                   Chief Executive Officer
Masaaki Nishibori..............  Chief Financial Officer, Senior Vice
                                   President and Director
Martin Tuchman.................  Director
Raoul J. Witteveen.............  Director


                             OTHER PARTICIPANTS

NAME                                      POSITIONS
----                                      ---------
Nominees
Clifton H.W. Maloney..................... Nominee
c/o C.H.W. Maloney & Co. Incorporated
708 Third Avenue, Suite 2010
New York, NY  10017

Robert S. Malina......................... Nominee
Three Lincoln Center, 51B
New York, NY  10023

Richard Maisto........................... Nominee
c/o Morpheus Capital Advisors, LLC
14 Latimer Road
Santa Monica, CA  90402

Jolmer D. Gerritse....................... Nominee
c/o SNS Securities N.V.
Nieuwezijds Voorburgual 162
P.O. Box 235
100 EA Amsterdam, The Netherlands

Edmund P. Hennelly....................... Nominee
c/o Citroil Enterprises
21 Argyle Square
Babylon, New York  11702


                        SHARES HELD BY PARTICIPANTS

      Each of Interpool and CAI has record ownership of 100 Shares. Each of Interpool and CAI may be deemed to beneficially own the Shares held of record by the other. Each of Interpool and CAI purchased 100 Shares on September 17, 1999 for $3.75 per Share in an open market transaction. Except for Masaaki Nishibori, Chief Financial Officer, Senior Vice President and Director of CAI, who holds 5,500 shares of Cronos Common Stock in his Individual Retirement Account, none of the participants listed in this Schedule II own any shares of Cronos Common Stock. Except as set forth in this Proxy Statement, to the best knowledge of Interpool, none of the participants listed in this Schedule II has purchased or sold any Shares within the past two years.

                            CERTAIN TRANSACTIONS

      Except as described in this Schedule II or in the Proxy Statement, none of the participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly or indirectly beneficially owns any shares of Cronos Common Stock or any securities of any parent or subsidiary of Cronos or (ii) has had any relationship with Cronos in any capacity other than as a shareholder. Furthermore, except as described in this Schedule II or in the Proxy Statement, no Participant Affiliate is either a party to any transaction or series of similar transactions since January 1, 1998, or has knowledge of any currently proposed transaction or series of similar transactions, (i) to which Cronos or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

      No Participant Affiliate has entered into any agreement, arrangement or understanding with any person respecting any future employment by Cronos or its affiliates or any future transactions to which Cronos or any of its affiliates will or may be a party. Except as described in this Schedule II or in the Proxy Statement, and other than agreements by the Nominees to serve as directors of Cronos, if elected, there are no contracts, agreements, arrangements or understandings by any Participant Affiliate within the past year with any person with respect to Cronos Common Stock or any other Cronos securities.



                   PRELIMINARY COPY - SUBJECT TO COMPLETION

                              THE CRONOS GROUP


             THIS PROXY IS SOLICITED ON BEHALF OF INTERPOOL, INC.
        IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF
   THE CRONOS GROUP FOR THE ANNUAL MEETING TO BE HELD ON OCTOBER 26, 1999.

      Martin Tuchman, Raoul J. Witteveen and Arthur L. Burns, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned's shares of common stock, par value $2.00 per share, of The Cronos Group ("Cronos") at the Annual Meeting of Shareholders of Cronos, to be held on October 26, 1999, at 10:00 a.m., local time, at the Hotel Le Royal, 12 Boulevard Royal, Luxembourg, and at any and all adjournments, postponements, continuations or reschedulings thereof (the "Annual Meeting"), upon the matters set forth in the Proxy Statement furnished by Interpool (the "Interpool Proxy Statement") and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Interpool Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

      PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.


                        (continued on reverse side)


      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 5, AND WILL "ABSTAIN" WITH RESPECT TO PROPOSALS 2, 3, 4, 6, 7, 8 AND 9.


      INTERPOOL RECOMMENDS THAT YOU VOTE FOR ITEMS 1 AND 5 BELOW AND MAKES NO RECOMMENDATION WITH RESPECT TO ITEMS 2, 3, 4, 6, 7, 8 AND 9 BELOW.

   (1) The election of the following five persons as directors of Cronos to hold office until their successors are duly elected and qualified: Clifton H.W. Maloney, for the term expiring at the Annual Meeting in 2000; Richard Maisto and Edmund P. Hennelly, for the terms expiring at the Annual Meeting in 2001; and Robert S. Malina and Jolmer D. Gerritse, for the terms expiring at the Annual Meeting in 2002 (the "Nominees").

            /  /  FOR
            /  /  WITHHOLD


INSTRUCTION:      TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                  NOMINEES, MARK FOR ABOVE AND WRITE THE NAME OF EACH SUCH
                  PERSON WITH RESPECT TO WHOM YOU WISH TO WITHHOLD
                  AUTHORITY TO VOTE IN THE FOLLOWING SPACE:






   (2)      Grant of a Stock Option to Peter J. Younger, Chief Financial
            Officer

            /  /  FOR
            /  /  AGAINST
            /  /  ABSTAIN


   (3)      Cronos' 1999 Stock Option Plan

            /  /  FOR
            /  /  AGAINST
            /  /  ABSTAIN


   (4)      Cronos' Non-Employee Directors' Equity Plan

            /  /  FOR
            /  /  AGAINST
            /  /  ABSTAIN


   (5) Appointment of Deloitte & Touche LLP as the Independent Auditors for Fiscal Year 1999 and Authorize the Directors to Fix the Auditor's Remuneration

            /  /  FOR
            /  /  AGAINST
            /  /  ABSTAIN


   (6) Approval of Reports of the Independent Auditor and of the Cronos Board

            /  /  FOR
            /  /  AGAINST
            /  /  ABSTAIN


   (7) Approval of Cronos' Consolidated and Unconsolidated Financial Statements for the Year
            Ended December 31, 1998

            /  /  FOR
            /  /  AGAINST
            /  /  ABSTAIN


   (8)      Discharge the Following Members of the Cronos Board Pursuant to
            Article 74 of the Company Law (10 August 1915) for the Execution of Their Mandate for the Year Ended December 31, 1998: [To Be Supplied]

            /  /  FOR
            /  /  AGAINST
            /  /  ABSTAIN


   (9) Approval of the Allocation of the Profit/Loss Reported by Cronos for the year Ended December 31, 1998

            /  /  FOR
            /  /  AGAINST
            /  /  ABSTAIN


      PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

      The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting.

SIGNATURE:___________________________________________ DATED __________, 1999


SIGNATURE (if held jointly):_________________________ DATED __________, 1999

Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).